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                                                                    EXHIBIT 10.5

                       THE FARMERS & MERCHANTS STATE BANK
                            307-11 N. DEFIANCE STREET
                              ARCHBOLD, OHIO 43502

May 7, 2004

PERSONAL AND CONFIDENTIAL

Mr. Paul S. Siebenmorgen
2189 Scarlet Oak Drive
Avon, IN 46123

Dear Paul:

This letter will confirm the terms of your employment with The Farmers & Merchants State Bank , (the "Bank") as its Senior Executive Vice President. We understand that you will start your employment with the Bank on a date to be mutually agreed upon, pending conclusion of background checks by regulatory agencies. Your initial compensation will be comprised of an annualized base salary of $150,000 and you will be eligible for a cash bonus at the end of 2004 of $20,000.

In connection with your agreement to join the Bank as its Senior Executive Vice President, the Board of Directors will grant to you, $30,000 of Farmers & Merchants Bancorp, Inc. common stock. Our attorneys will provide the appropriate documentation to convey this grant promptly after you arrive at the Bank. We have advised you that the stock grant will be subject to certain restrictions upon resale, as required by federal and state securities laws. Therefore, you will generally not be able to sell the stock granted to you for at least several years, and then only upon compliance with certain securities laws.

At the present time we do not have an option plan. The Board has undertaken to study the desirability of such a plan, in the near future. If the Board does implement such a plan it would be our intent that you would participate in the plan as a senior level executive.

The Board has indicated its intent to provide you with certain protection in the event of a change in control of Farmers & Merchants Bancorp, Inc. similar to that provided to its other senior officers. This will be accomplished during your initial year of employment with the Bank.

The Bank will provide you with its customary benefits available to all employees, at levels commensurate with your status as a senior executive. You will have four weeks of paid vacation time annually, life insurance, health benefits and participation in the 401k plan of the Bank, subject to its terms. In addition, you will be provided a corporate

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membership at the Orchard Hills Country Club in order to assist you in carrying out your duties as a senior executive of the Bank.

The Bank will reimburse you for your reasonable moving expenses, including costs associated with travel to locate housing for you and your family. The Board asks that you obtain two competitive estimates in connection with retaining a moving company.

The Board has asked that I indicate to you its intent to name you as President and CEO and a director of Farmers & Merchants Bancorp, Inc. and the Bank in February of 2005 and to make a compensation adjustment at that time to increase your base annual salary to $175,000. Of course, this is subject to the Board's determination, at that time, to proceed with appointing you as the successor CEO, and will be based on the Board's and your mutual agreement to do so.

Paul, on behalf of the entire Board of Directors and all of the employees of the Bank, I extend our welcome to you and Marilyn to our Bank family.

Very truly yours,

/s/ Jack C. Johnson

Jack C. Johnson
Chairman of the Compensation Committee

I acknowledge receipt of this letter and agree to its terms.

/s/ Paul S. Siebenmorgen                    Dated: ------------------, 2004
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Paul S. Siebenmorgen